EXHIBIT 5.1

OPINION AND CONSENT OF DORSEY & WHITNEY LLP

November 13, 2007

NovaBay Pharmaceuticals, Inc.

5980 Horton Street, Suite 550

Emeryville, CA 94608

Re:	Registration Statement on Form S-8 for Offering of 4,156,280 Shares of Common Stock

Ladies and Gentlemen:

We have acted as counsel to NovaBay Pharmaceuticals, Inc., a California corporation (the “Company”), in connection with a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), relating to the issuance by the Company from time to time of up to 4,156,280 shares of Common Stock, $0.01 par value, of the Company (the “Shares”), pursuant to the NovaBay Pharmaceuticals, Inc. 2002 Stock Option Plan, NovaBay Pharmaceuticals, Inc. 2005 Stock Option Plan and the NovaBay Pharmaceuticals, Inc. 2007 Omnibus Incentive Plan (collectively, the “Plans”). This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K of the Act.

We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of the opinions set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance, delivery and payment therefor in accordance with the terms of the Plans and any agreements thereunder and in accordance with the Registration Statement, will be validly issued, fully paid and nonassessable.

Our opinions expressed above are limited to the California General Corporation Law, and we express no opinion with respect to the applicability of any other laws. We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or Item 509 of Regulation S-K.

This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinions expressed herein. Our opinions are expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Plans or the Shares.

Very truly yours,

/S/ DORSEY & WHITNEY LLP

Dorsey & Whitney LLP